[MADISON BANCSHARES LOGO]

FOR IMMEDIATE RELEASE

http://www.madison-bank.com

MADISON BANCSHARES REPORTS

INCREASE IN EARNINGS

Palm Harbor, Florida – July 21, 2004 – PR Newswire – Madison BancShares, Inc., the parent company of Madison Bank, today announced second quarter 2004 net earnings of $614,000, a 34% increase over $457,000 for the second quarter of 2003. Diluted earnings per share were 28 cents for the quarter, compared with 21 cents a year ago. For the six months ended June 30, 2004, net earnings were $1,084,000 or 50 cents per diluted share, compared to $1,008,000 and 47 cents per diluted share in the prior year, which included a one-time, after-tax gain on the sale of a branch office of $124,000.

	For the Quarter Ended June 30
	2004	2003
Net Earnings	$614,000	$457,000
Diluted Earnings Per Share	$0.28	$0.21
Total Assets	$225,430,000	$196,842,000
Stockholders’ Equity	$18,149,000	$15,580,000

	For the Six Months Ended June 30
	2004	2003
Net Earnings	$1,084,000	$1,008,000
Net Earnings (Excluding Gain)	$1,084,000	$884,000
Diluted Earnings Per Share	$0.50	$0.47
Diluted EPS (Excluding Gain)	$0.50	$0.41

On March 19, 2004, Madison BancShares, Inc. announced the signing of a definitive agreement with Whitney Holding Corporation for Whitney to acquire Madison.

Madison BancShares is the largest publicly traded, North Pinellas County based community bank, with offices in Palm Harbor, Port Richey, New Port Richey and Tarpon Springs. Its stock is traded on the NASDAQ under the symbol “MDBS.” Current market makers in the stock include: Advest, Inc. (866-273-6661), Carl P. Sherr & Co. (800-257-4377), and Morgan Keegan (800-238-7533)

For More Information Contact:

Martin Gladysz, CFO

Telephone: (727) 287-3138